UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

____________

Date of Report (Date of earliest event reported): February 16, 2006

CF Industries Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32597 (Commission File No.)	20-2697511 (I.R.S. Employer Identification Number)

One Salem Lake Drive Long Grove, IL		60047
(Address of principal executive office)		(Zip Code)

Registrant's telephone number, including area code (847) 438-9500

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

2005 Bonuses, 2006 Base Salary, and 2006 Target Bonuses

On February 16, 2006, the Compensation Committee of the Board of Directors of CF Industries Holdings, Inc. (the "Company") approved the 2005 cash bonuses, 2006 annual base salaries, and 2006 target cash bonuses for the Company’s chief executive officer and the Company’s four other most highly compensated executive officers (ranked according to the sum of 2005 annual base salaries plus 2005 cash bonuses). The following table sets forth the annual base salaries for 2005 and 2006, the target cash bonuses for 2005 and 2006, and the actual cash bonus for 2005 for each such executive officer:

Name and Position	2005 Base Salary ($)	2005 Target Bonus ($)	2005 Actual Bonus ($)	2006 Base Salary ($)	2006 Target Bonus ($)
Stephen R. Wilson President and Chief Executive Officer	686,400	480,480	898,154	750,000	675,000
Ernest Thomas Senior Vice President and Chief Financial Officer	320,000	160,000	325,000	340,000	187,000
David J. Pruett(1) Senior Vice President, Operations	275,000	137,500	106,000	280,000	140,000
Douglas C. Barnard Vice President, General Counsel, and Secretary	270,000	94,500	200,000	285,000	128,250
Philipp P. Koch Vice President, Raw Materials Procurement	249,300	87,255	170,000	258,000	103,200

(1)	Mr. Pruett joined the Company on July 21, 2005, and his 2005 actual bonus has been prorated for his period of employment.

2006 bonuses will be based on a formula that takes into account the level of achievement of specified performance goals regarding cash flow return on average gross capital employed during the 2006 calendar year. Payment of 2006 cash bonuses, if any, is expected to be made in March 2007.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)/(c)     After twelve years of service as a director (including service on the board of the Company's predecessor company, CF Industries, Inc.), John E. Gherty, currently a class I director, notified the Company on February 17, 2006 that he will be retiring from the board when his term as a class I director expires at the 2006 annual meeting of stockholders. In connection with Mr. Gherty's decision, the Board of Directors has determined to reduce the size of the board to seven directors effective as of the 2006 annual meeting. To facilitate the reduction in the size of the board and to balance the number of directors in each of the board's three classes, on February 17, 2006, (i) John D. Johnson, currently a class II director, resigned from the board, (ii) the board reduced the number of directors in class II to two, (iii) the board increased the number of directors in class I to three, and (iv) the board appointed Mr. Johnson to fill the newly created vacancy in class I. Based on the recommendation of the Corporate Governance and Nominating Committee, Mr. Johnson was also nominated to stand for election as a class I director at the 2006 annual meeting of stockholders. As a result of these actions, from and after the 2006 annual meeting of stockholders, the Board of Directors will consist of seven directors, with two directors in each of class I and class II and three directors in class III.

Mr. Johnson has been a member of the Company's Board of Directors since August 2005. Mr. Johnson has served as the president and chief executive officer of CHS Inc. (formerly Cenex Harvest States) since 2000. CHS was an owner of the Company's predecessor company, CF Industries, Inc., before the Company's initial public offering in August 2005, and it is currently the beneficial owner of approximately 3.9% of the Company's outstanding common stock. From 2000 to 2005, Mr. Johnson served as a member of the board of directors of CF Industries, Inc., and he was chairman of the board of directors of CF Industries, Inc. from 2004 to 2005.

Mr. Johnson will not be named to any committees of the Board of Directors. For information relating to CHS Inc.’s relationships with the Company, see “Certain Relationships and Related Party Transactions” on pages 95-98 of the Company’s prospectus dated August 10, 2005, filed with the Securities and Exchange Commission pursuant to Rule 424(b)(4), which is incorporated by reference herein. During 2005, Agriliance, LLC, a 50-50 joint venture between CHS Inc. and Land O’Lakes, Inc., purchased $555.9 million of fertilizer products from the Company and its subsidiaries.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 22, 2006	CF INDUSTRIES HOLDINGS, INC.

By: /s/ Douglas C. Barnard

Name:	Douglas C. Barnard
Title:	Vice President, General Counsel,
and Secretary

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